SHAREHOLDER MEETING (Unaudited)

On July 10, 1995, a special shareholder meeting was held at which the nine Trustees identified below were elected, the selection of Deloitte & Touche LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning October 1, 1994 was ratified (Proposal No. 1), the Fund's amended Class B 12b-1 Distribution and Service Plan was approved by Class B shareholders (Proposal No. 2), the Fund's amended Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No. 3), as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

[CAPTION]

NOMINEE                            FOR                        AGAINST                   TOTAL
-------                            ---                        -------                   -----
Robert G. Avis                     17,429,836.730             231,235.330               17,661,072.060
William A. Baker                   17,322,197.587             338,874.473               17,661,072.060
Charles Conrad, Jr.                17,413,537.113             247,534.947               17,661,072.060
Jon S. Fossel                      17,405,755.436             255,316.624               17,661,072.060
Raymond J. Kalinowski              17,425,374.785             235,697.275               17,661,072.060
C. Howard Kast                     17,381,019.316             280,052.744               17,661,072.060
Robert M. Kirchner                 17,389,747.060             271,325.000               17,661,072.060
Ned M. Steel                       17,367,935.509             293,136.551               17,661,072.060
James C. Swain                     17,433,835.232             227,236.828               17,661,072.060

[CAPTION]

                                                 WITHHELD/    BROKER
PROPOSAL            FOR             AGAINST      ABSTAIN      NON-VOTES    TOTAL
--------            ---             -------      -------      ---------    -----
Proposal No. 1      16,879,066.704  105,333.865  676,671.491  503,036      17,661,072.060

Proposal No. 2       3,472,991.426   77,674.151  181,783.468  122,401       3,732,449.045

Proposal No. 3         214,500.463           --           --    7,907         214,500.463




Oppenheimer Limited-Term Government Fund